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                                                                  EXHIBIT (8)(f)

                            Compass Capital Funds(R)
                       (previously named The PNC(R) Fund)
                            Appendix B to Custodian
                     Agreement dated as of October 4, 1989



          The Fund hereby appoints Bank to act as custodian of the securities, cash and other property belonging to the additional Portfolios listed below ("Additional Portfolios") for the period and on the terms set forth in this Agreement. Bank accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 21 of this Agreement. Bank agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

          The additional Portfolios are as follows:

          .  Government Income Portfolio
          .  International Emerging Markets Portfolio
          .  International Bond Portfolio
          .  Virginia Municipal Money Market Portfolio
          .  New Jersey Municipal Money Market Portfolio
          .  New Jersey Tax-Free Income Portfolio
          .  Core Bond Portfolio
          .  Multi-Sector Mortgage Securities Portfolio III
          .  Mid-Cap Value Equity Portfolio
          .  Mid-Cap Growth Equity Portfolio
          .  BlackRock Non-Dollar Portfolio I
          .  BlackRock Non-Dollar Portfolio II

Agreed to and accepted as of

___________________, 1997


Compass Capital Funds

By:_____________________


PNC Bank, National Association

By:_____________________